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                              MERGER AGREEMENT


            Merger Agreement dated as of             , 1994, by and among
                                         ------------
Empire Gas Operating Corporation (formerly Empire Gas Corporation), a Missouri corporation ("Subsidiary"), and Empire Gas Corporation (formerly Empire Gas Acquisition Corporation), a Missouri corporation ("Parent").

                                   SECTION 1

                       Effect of the Merger; Manner and
                   Basis of Converting and Cancelling Shares

            1.1 At the Effective Time (as hereinafter defined), Subsidiary shall be merged with and into Parent, the separate corporate existence of Subsidiary (except as may be continued by operation of law) shall cease, and Parent shall continue as the surviving corporation, all with the effects provided by applicable law. Parent, in its capacity as the surviving corporation of the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

            1.2 At the Effective Time, each share of common stock, $.01 par value per share of Subsidiary ("Subsidiary Common Stock") issued and outstanding immediately prior to the Effective Time (all of which are owned by Parent and which consist of 10,448,162 shares of common stock) shall by virtue of the Merger and without any action by Subsidiary, Parent, the stockholders of Subsidiary or Parent or any other person, be cancelled.

            1.3 At the Effective Time, each share of the Class A Preferred Stock, without par value, of Subsidiary ("Subsidiary Class A Preferred Stock") and each share of the Class B Preferred Stock, without par value, of Subsidiary ("Subsidiary Class B Preferred Stock") issued and outstanding immediately prior to the Effective Time (all of which are owned by Parent and which consist of 100,000 shares of Subsidiary Class A Preferred Stock and 100,000 shares of Subsidiary Class B Preferred Stock) shall by virtue of the Merger and without any action by Subsidiary, Parent, the stockholders of Subsidiary or Parent or any other person, be cancelled.

            1.4 Shares of stock of Parent issued and outstanding immediately prior to the Effective Time shall not be affected at all by virtue of the Merger and shall continue to be outstanding immediately after the Effective Time.

            1.5 At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and

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franchises, of both a public and private nature, and be subject to all the restrictions, disabilities and duties of Subsidiary, and all rights, privileges, powers and franchises of Subsidiary, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions for shares and including the obligations under the Credit Agreement dated as of May 20, 1993 between Subsidiary and First National Bank of Boston, as agent (the "Credit Agreement"), the obligations under an Indenture dated as of January 15, 1981 between Subsidiary and Continental Illinois National Bank and Trust Company of Chicago with respect to 9% Convertible Subordinated Debentures due December 31, 1998, as amended by the Supplemental Indenture No. 1 thereto dated as of December 3, 1985 and the Second Supplement to the Indenture dated December 13, 1989 (the "9% Convertible Subordinated Debenture Indenture"), the obligations under an Indenture dated as of June 7, 1983 between Subsidiary and J. Henry Schroder Bank and Trust Company with respect to 9% Subordinated Debentures due December 31, 2007 and the First Supplement thereto dated December 13, 1989 (the "9% Subordinated Debenture Indenture"), the obligations under an Indenture dated as of March 31, 1986 between Subsidiary and First Trust Company, Inc. with respect to 12% Senior Secured Debentures due 2002, as amended by the First Supplement to the Indenture dated as of December 13, 1989 (the "12% Senior Secured Debenture Indenture"), and all other choses in action, and all and every other interest, of or belonging to Subsidiary, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and title to any real estate, or any interest therein, vested in Subsidiary shall not revert or be in any way impaired by reason of the Merger; and the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of Subsidiary; and any claim existing or action or proceeding pending by or against Subsidiary may be prosecuted to judgment as if the Merger had not taken place and the Surviving Corporation may be substituted in its place; all with the effect set forth in Section 351.450 of the General and Business Law of Missouri (the "Missouri Law").

            1.6 At the Effective Time, the Surviving Corporation shall execute supplemental indentures assuming the obligations of Subsidiary under the 9% Convertible Subordinated Debenture Indenture, the 9% Subordinated Debenture Indenture, and the 12% Senior Secured Debenture Indenture, pursuant to Sections 13.01, 12.01, and 13.01 thereof, respectively, and shall execute or provide such additional documents as are required pursuant to those provisions.

            1.7 At the Effective Time, the Surviving Corporation shall execute assumption agreements assuming the obligations of Subsidiary under the Credit Agreement and shall execute or provide such additional documents as are required pursuant to those agreements.


                                      SECTION 2


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                                   Effective Time

            2.1 Upon satisfaction of the conditions set forth in Section 4 of this Merger Agreement, Parent shall cause Articles of Merger to be executed, verified, attested to, and filed with the Secretary of State of the State of Missouri as provided in Section 351.430 and 351.435 of the Missouri Law.

            2.2 The Merger shall become effective (the "Effective Time") upon the issuance of a certificate of merger by the Secretary of State of the State of Missouri.

                                      SECTION 3
                            Articles of Incorporation and
                             By-Laws; Board of Directors

            3.1 The Articles of Incorporation of Parent as in effect at the Effective Time shall govern the Surviving Corporation, until they shall be amended as provided by law.

            3.2 The By-Laws of Parent as in effect at the Effective Time, subject to alteration, amendment or repeal from time to time by the Board of Directors or the stockholders of the Surviving Corporation, shall govern the Surviving Corporation.

            3.3 The members of the Board of Directors of Subsidiary holding office immediately prior to the Effective Time shall be the members of the Board of Directors of the Surviving Corporation and the officers of Subsidiary holding office immediately prior to the Effective Time shall be the officers (holding the same positions as they held with Subsidiary immediately prior to the Effective Time) of the Surviving Corporation and shall hold such offices until the expiration of their current terms, or their prior resignation, removal or death.

                                      SECTION 4
                                     Conditions

            4.1 Consummation of the Merger shall be conditioned upon (i) the receipt by Subsidiary of a waiver of Sections 8.12, 10.1.2 (solely with respect to violations of Section 8.12), and 10.1.6(c) of the Credit Agreement, and (ii) the effectiveness of the registration statement on Form S-1 filed by the Parent with respect to the offering of senior secured notes by the Parent in aggregate principal amount expected to result in aggregate offering proceeds of $100,000,000.



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            IN WITNESS WHEREOF, Parent and Subsidiary have caused this Merger
Agreement to be signed as of                  , 1994, by their respective
                            ------------------
officers.

                                        EMPIRE GAS OPERATING CORPORATION


                                        By:________________________________
                                           Paul S. Lindsey, Jr.
                                           Chief Operating Officer


                                        EMPIRE GAS CORPORATION

                                        By:_______________________________
                                           Robert W. Plaster
                                           Chief Executive Officer

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